UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                                   KYPHON INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   501577 10 0
                                   -----------
                                 (CUSIP Number)


                                November 12, 2003
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 8 pages

----------------------                                        ------------------
CUSIP No.  501577 10 0                    13G                 Page 2 of 8 Pages
----------------------                                        ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus Ventures, L.P. - (IRS Identification No. 13-3784037)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            12,564,901 shares, except that Warburg Pincus & Co.
                            ("WPC"), the sole general partner of Warburg Pincus
                            Ventures, L.P. ("WPV"), may be deemed to have sole
                            voting power with respect to such shares and Warburg
                            Pincus LLC ("WPLLC"), the company managing WPV, may
                            be deemed to share voting power with respect to such
NUMBER OF                   shares.
SHARES               ------ ----------------------------------------------------
BENEFICIALLY             6  SHARED VOTING POWER
OWNED BY
EACH                        See response to row 5
REPORTING            ------ ----------------------------------------------------
PERSON                   7  SOLE DISPOSITIVE POWER
WITH
                            12,564,901 shares, except that Warburg Pincus & Co.
                            ("WPC"), the sole general partner of Warburg Pincus
                            Ventures, L.P. ("WPV"), may be deemed to have sole
                            voting power with respect to such shares and Warburg
                            Pincus LLC ("WPLLC"), the company managing WPV, may
                            be deemed to share voting power with respect to such
                            shares.
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            See response to Row 7
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,564,901
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           32.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------                                        ------------------
CUSIP No.  501577 10 0                    13G                 Page 3 of 8 Pages
----------------------                                        ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus & Co. - (IRS Identification No. 13-6358475)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            12,564,901 shares, all of which are directly owned
                            by WPV. WPC is the sole general partner of WPV and
                            WPLLC is the company managing WPV. WPC may be deemed
                            to have sole voting power with respect to such
                            shares and WPV and WPLLC may be deemed to have
                            shared voting power with respect to such shares.
NUMBER OF            ------ ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    See response to Row 5
EACH                 ------ ----------------------------------------------------
REPORTING                7  SOLE DISPOSITIVE POWER
PERSON
WITH                        12,564,901 shares, all of which are directly owned
                            by WPV.  WPC is the sole general partner of WPV
                            and WPLLC is the company managing WPV.  WPC may be
                            deemed to have sole voting power with respect to
                            such shares and WPV and WPLLC may be deemed to have
                            shared voting power with respect to such shares.
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            See response to Row 7
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,564,901
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           32.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------                                        ------------------
CUSIP No.  501577 10 0                    13G                 Page 4 of 8 Pages
----------------------                                        ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg Pincus LLC- (IRS Identification No. 13-3536050)
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            12,564,901 shares, except that WPC, the sole general
                            partner of WPV, may be deemed to have sole voting
                            power with respect to such shares and WPLLC and WPV
                            may be deemed to share voting power with respect to
                            such shares.
                     ------ ----------------------------------------------------
NUMBER OF                6  SHARED VOTING POWER
SHARES
BENEFICIALLY                See response to Row 5
OWNED BY             ------ ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      12,564,901 shares, except that WPC, the sole general
WITH                        partner of WPV, may be deemed to have sole
                            voting power with respect to such shares and WPLLC
                            and WPV may be deemed to share voting power with
                            respect to such shares.
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            See response to Row 7
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,564,901
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           32.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

This Amendment No. 1 to Schedule 13G amends and restates in its entirety the initial Schedule 13G filed by Warburg Pincus Ventures, L.P., Warburg Pincus & Co. and Warburg Pincus LLC with the Securities and Exchange Commission with respect to the common stock of Kyphon Inc.

Item 1(a)           Name of Issuer:
                    --------------

                    Kyphon Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    1350 Bordeaux Drive
                    Sunnyvale, California 94089

Items 2(a)
and 2(b)            Name of Person Filing; Address of Principal Business Office:
                    -----------------------------------------------------------

                    Warburg Pincus Ventures, L.P.
                    Warburg Pincus & Co.
                    Warburg Pincus LLC

                    Each of the persons filing has a principal place of business address at 466 Lexington Avenue, New York, New York 10017.

Item 2(c)           Citizenship:
                    -----------

                    Warburg Pincus Ventures, L.P. is a Delaware limited partnership, Warburg Pincus & Co. is a New York general partnership and Warburg Pincus LLC is a New York limited liability company.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock

Item 2(e)           CUSIP Number:
                    ------------

                    501577 10 0

Item 3              If this statement is filed pursuant toss.ss. 240.13d-1(b) or
                    ------------------------------------------------------------
                    240.13d-2(b) or (c), check whether the person is filing as
                    ----------------------------------------------------------
                    a:
                    -

                    Not Applicable

Item 4.             Ownership:
                    ---------


                               Page 5 of 8 pages

                    (a)  Amount beneficially owned: 12,564,901

                    (b)  Percent of Class: 32.5%*

                    (c) (i) Sole power to vote or direct the vote: See Row 5 for each personal filing

                         (ii) Shared power to vote or direct the vote: See Row 6 for each personal filing

                         (iii) Sole power to dispose of or direct the disposition of: See Row 7 for each personal filing

                         (iv) Shared power to dispose of or direct the disposition of: See Row 8 for each personal filing

* Based on 38,642,613 total shares outstanding as of August 1, 2003 as reported in the Issuer's Quarterly Report on Form 10-Q for the three months ended June 30, 2003.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

                    Not Applicable

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:

                    Not Applicable

Item 7              Identification and Classification of the Subsidiary Which
                    ---------------------------------------------------------
                    Acquired the Security Being Reported on By the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    Not Applicable.


                               Page 6 of 8 pages

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 8 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 13, 2003

WARBURG PINCUS VENTURES, L.P.

By: Warburg Pincus & Co., General Partner

By: /s/ Scott A. Arenare
    -------------------------------
    Name:  Scott A. Arenare
    Title: Partner


WARBURG PINCUS & CO.

By: /s/ Scott A. Arenare
    -------------------------------
    Name:  Scott A. Arenare
    Title: Partner


WARBURG PINCUS LLC

By: /s/ Scott A. Arenare
    -------------------------------
    Name:  Scott A. Arenare
    Title: Managing Director


                               Page 8 of 8 pages